Exhibit 99.1

EMRISE
NEWS	CORPORATION

2530 Meridian Parkway
Durham, NC 27713
(408) 200-3040 • (408) 550-8340
www.emrise.com

CONTACT:	Allen & Caron Inc
Brandi Festa	Rene Caron (investors) Len Hall (media)
Director Finance and Administration	(949) 474-4300
(408) 573-2705	rene@allencaron.com
bfesta@emrise.com	len@allencaron.com

EMRISE APPOINTS JULIE A. ABRAHAM TO BOARD OF DIRECTORS;

WILL SERVE ON AUDIT COMMITTEE

Former Senior Vice President and CFO of ADVO Inc.

DURHAM, NC — January 25, 2011 — EMRISE CORPORATION (NYSE Arca: ERI), a multi-national manufacturer of defense, aerospace and industrial electronic devices and communications equipment, today announced the appointment of veteran senior financial executive Julie A. Abraham to its Board of Directors and to serve as a member of the Audit Committee of the Board, effective February 1, 2011. As recently announced, the EMRISE Board voted to authorize an expansion of the Board from four to seven directors and Abraham’s appointment fills one of the vacancies created by that expansion.

Abraham, 52, a resident of Westbrook, CT, has worked in accounting and finance for a variety of national and international companies, both publicly-held and private. Her diverse background also includes working as an entrepreneur, a small business owner, executive recruiter and CFO of a large public company.

Starting in 1985, Abraham spent 17 years at ADVO, Inc., a New York Stock Exchange-traded, national direct mail marketing firm, with her most recent position being Senior Vice President, Chief Financial Officer and Operating Committee Member, participating in running the day-to-day operations of the company.  ADVO was subsequently acquired by Valassis Communications (an NYSE-traded company) in March 2007.  As Chief Financial Officer of ADVO, she was responsible for all financial functions of the company and served as liaison to the investment and banking communities. During her career at ADVO, she also held the titles of Senior Vice President of Finance and Controller and Operating Committee Member, Vice President and Controller, Vice President Financial Planning and Investor Relations and Vice President Shared Financial Services.

“Julie’s financial expertise in the public company arena and experience in strategic financial planning will be very valuable to EMRISE as we assess our near-term growth and expansion opportunities as well as mergers and acquisitions throughout 2011 and beyond,” said EMRISE Chairman and Chief Executive Officer Carmine T. Oliva. “She has direct knowledge of regulatory affairs, particularly with the SEC, financial controls and financial systems, Sarbanes-Oxley and financial due diligence in preparation for acquisitions. Her experience working with large and small companies in a variety of industries demonstrates an ability to understand sophisticated financial processes and planning. We look forward to working with Julie at this very important time in our growth and expansion.”

On January 2, 2011, Abraham became the Chief Financial Officer of Essex, CT-based Structural Graphics LLC, a high-impact dimensional print company where she had acted as a consulting Chief Financial Officer since July 2010.

Since 2008, Abraham has worked as a principal with Westbrook, CT-based The Edbraham Group LLC, a privately-held, national direct and digital marketing recruiting firm that she co-founded.  During 2007 to 2008, she also served as a financial consultant to the Magnet Group LLC, a promotional product marketing firm.

From 2004 to 2007, Abraham was CEO and majority owner of Newington, CT-based DMJ Search, an executive recruiting firm specializing in the direct marketing, print and mail industries.  She sold her interest in DMJ in 2007 to focus on her consulting practice.

Abraham was with ADVO from 1985 to 2002, leaving ADVO to pursue her entrepreneurial aspirations.

Abraham began her career at Ernst & Young where she served in positions of increasing responsibility leading to the position of Audit Manager.  Her clients included large international manufacturing companies such as Smith & Wesson, Barnes Group, Heublein and ADVO Inc.  She left Ernst & Young in 1985 to join ADVO.

Abraham earned a bachelor’s degree in accounting from the University of Vermont, and she became a certified public accountant in 1982.

About EMRISE Corporation

EMRISE designs, manufactures and markets electronic devices, sub-systems and equipment for aerospace, defense, industrial and communications markets.  EMRISE products perform key functions such as power supply and power conversion; radio frequency (RF) and microwave signal processing; and network access and timing and synchronization of communications networks.  The use of its network products in network timing and synchronization in edge networks is a primary growth driver for the Company’s Communications Equipment business segment.  The use of its power supplies, RF and microwave signal processing devices and subsystems in on-board in-flight entertainment and connectivity (IFE&C) systems is a primary growth driver for the Company’s Electronic Devices business segment. EMRISE serves the worldwide base of customers it has built in North America, Europe and Asia through operations in the United States, England and France.  For more information go to www.emrise.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

With the exception of historical information, certain matters discussed in this press release including the Company’s ability to achieve near-term growth and expansion through mergers and acquisitions throughout 2011 and beyond, are forward looking statements within the meaning of the Private Securities Litigation Reform Act.  The actual future results of EMRISE could differ from those statements.  The Company refers you to those factors contained in the “Risk Factors” Section of EMRISE’s Annual Report on Form 10-K for the year ended December 31, 2009, as amended, Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010, its Current Reports on Form 8-K filed in recent months, and other EMRISE filings with the SEC.

# # # #